SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2005 (December 2, 2005)

KNIGHT CAPITAL GROUP, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-14223	22-3689303
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.

545 Washington Boulevard, Jersey City, NJ 07310

(Address of principal executive offices) (Zip Code)

(201) 222-9400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Knight Capital Group, Inc.

Current Report on Form 8-K

Item 1.01. Entry into a Material Definitive Agreement.

Employment Agreement

On December 2, 2005, the Board of Directors (the “Board”) of Knight Capital Group, Inc. (the “Company”) approved, upon the recommendation of the Compensation Committee of the Board (the “Compensation Committee”), a new three-year employment agreement with Mr. Thomas Joyce (the “Agreement”), the Company’s Chief Executive Officer and Chairman of the Board. A copy of the Agreement is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K, and a summary description of the material terms of the Agreement is set forth below which summary is qualified in its entirety by such Exhibit.

Pursuant to the terms of the Agreement, Mr. Joyce will continue to serve as the Company’s Chief Executive Officer and Chairman of the Board and, commencing January 1, 2006, shall receive an annual base salary of $750,000. Mr. Joyce will also be eligible for an annual bonus under the Company’s Executive Incentive Plan (the “EIP”), payable sixty percent in cash and forty percent in restricted stock (except however that the entire annual bonus earned by Mr. Joyce for 2005 performance will be paid in cash). The portion of the annual bonus that is paid in restricted stock will vest ratably over a three year period. The payment of any annual bonus for 2006 performance will be conditioned upon the achievement of certain consolidated pre-tax income targets set by the Compensation Committee.

In addition, the Agreement provides for a grant of options to purchase 350,000 shares of Company common stock under the Company’s 1998 Long-Term Incentive Plan. The options shall be granted as of January 1, 2006 and provide for an exercise price per share equal to the average of the high and low sales prices on the last trading day in 2005 and generally shall vest ratably over three years, subject to Mr. Joyce’s continued employment.

Under the Agreement, Mr. Joyce also is eligible to receive such retirement benefits, fringe benefits and insurance coverage as are made available to senior executives of the Company. In addition, the Company shall provide Mr. Joyce with a car and driver for his daily commute between his home and the Company’s office.

Upon termination by the Company other than for “cause” or other than by reason of a “disability”, or upon resignation by Mr. Joyce for “good reason”, Mr. Joyce shall be entitled to, among other things, (i) vesting of any unvested restricted stock and options granted pursuant to the Agreement on the first anniversary of his termination (options will remain exercisable for 90 days following such vesting), (ii) a cash payment equal to $5,000,000 payable in a lump sum on the date that is six months following such termination, and (iii) certain health benefits for a period of one year. Mr. Joyce’s right to such vesting, payment and benefits are conditioned upon his execution of a customary release of all claims against the Company and his agreement to not solicit or hire current or certain former employees of the Company after his termination. Also, in the event that any payment under the Agreement is subject to the excise tax for “parachuted payments” under Section 280G of the Internal Revenue Code of 1986, the Company shall indemnify Mr. Joyce on an after-tax basis for any such excise tax (including any interest or penalties incurred with respect to such excise tax), provided that the Company may reduce the applicable payment due to Mr. Joyce by up to 10% if such reduction will avoid the excise tax.

Form of Equity Award Agreements

The Company is filing a copy of its current form of Non-Qualified Stock Option Agreement and Restricted Stock Award Agreement (the “Award Agreements”) to be used for grants under its 1998 Long-Term Incentive Plan. A copy of the Award Agreements are attached as Exhibits 10.2 and 10.3 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01 Financial Statement and Exhibits.

(c) Exhibits.

10.1	Employment Letter Agreement of Thomas Joyce, dated December 2, 2005.

10.2	Form of Non-Qualified Stock Option Agreement.

10.3	Form of Restricted Stock Award Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 5, 2005

KNIGHT CAPITAL GROUP, INC.

By:	/s/ Andrew M. Greenstein
Name:	Andrew M. Greenstein
Title:	Managing Director, Associate General
Counsel and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Letter Agreement of Thomas Joyce, dated December 2, 2005.

10.2	Form of Non-Qualified Stock Option Agreement.

10.3	Form of Restricted Stock Award Agreement.